Exhibit 99.1

Aethlon Medical Announces Cancer Clinical Trial Agreement

SAN DIEGO, April 15, 2015 /PRNewswire/ --Aethlon Medical, Inc. (OTCQB:AEMD), a pioneer in developing targeted therapeutic devices to address infectious diseases and cancer, announced today that it has entered into an investigator-initiated clinical trial agreement with the University of California, Irvine (UCI). Under the agreement, a clinical study protocol entitled, “Plasma Exosome Concentration in Cancer Patients Undergoing Treatment," will seek to enroll five individuals in each of nine defined tumor types for a total study population of up to 45 subjects. The tumor types include the following forms of cancer; Breast adenocarcinoma, Colorectal, Gastric & Gastroesophageal, Pancreatic, Cholangiocarcinoma, Lung (NSCLC), Head & Neck (SCC), Melanoma and Ovarian adenocarcinoma. The principal investigator of the study is Edward Nelson, M.D.

The study endpoints include establishing baseline exosome levels and monitoring changes in circulating exosome concentration associated with tumor treatment and the association of longitudinal changes in circulating exosome concentrations with response to treatment.

The clinical study will also provide data to help direct future clinical investigations of the Aethlon Hemopurifier® as a therapeutic candidate to reduce the presence of circulating tumor-derived exosomes, which are known to suppress the immune system of cancer patients and contribute to the spread of metastasis. Aethlon Medical believes that the Hemopurifier is a first-in-class bio-filtration device that targets the single-use removal of viruses and tumor-derived exosomes from the circulatory system.

Recruitment of participants in the study will be through the use of internal and outside referrals to the University of California, Irvine Medical Center (UCIMC). Review and approval of this human protocol will be conducted by the UCI Institutional Review Board (IRB) Human Subjects Review Committee.

About Aethlon Medical, Inc.

Aethlon Medical creates medical devices that target unmet therapeutic needs in infectious disease and cancer. The company's lead product is the Aethlon Hemopurifier®, a first-in-class device that selectively targets the rapid elimination of circulating viruses and tumor-secreted exosomes that promote cancer progression.  Exosome Sciences, Inc. is a majority owned subsidiary that is advancing exosome-based products to diagnose and monitor cancer, infectious disease and neurological disorders. Additional information can be found online at www.AethlonMedical.com and connect with the Company on Twitter, LinkedIn, Facebook and Google+.

Certain statements herein may be forward-looking and involve risks and uncertainties.  Such forward-looking statements involve assumptions, known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Aethlon Medical, Inc. to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such potential risks and uncertainties include, without limitation, that Exosome Sciences, Inc. will not be able to commercialize its future products, including any that can be described as a liquid biopsy, that the FDA will not approve the initiation of the Company's future clinical programs or provide market clearance of the Company's products, future human studies, whether revenue or non-revenue generating, of the Aethlon ADAPT™ system or the Aethlon Hemopurifier® as an adjunct therapy to improve patient responsiveness to established cancer or hepatitis C therapies or as a standalone cancer or hepatitis C therapy or as a broad spectrum defense against viral pathogens, including Ebola, the Company's ability to raise capital when needed, the Company's ability to complete the development of its planned products, the Company's ability to manufacture its products, either internally or through outside companies, and provide its services, the impact of government regulations, patent protection on the Company's proprietary technology, the ability of the Company to meet the milestones contemplated in the DARPA contract, product liability exposure, uncertainty of market acceptance, competition, technological change, and other risk factors. In such instances, actual results could differ materially as a result of a variety of factors, including the risks associated with the effect of changing economic conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

James A. Joyce
Chairman and CEO
(Office) 858.459.7800 x301

(Cell) 619-368-2000
jj@aethlonmedical.com

Jim Frakes
Chief Financial Officer
858.459.7800 x300
jfrakes@aethlonmedical.com